Exhibit 99.B(a)(46)

ING INVESTORS TRUST

AMENDMENT #42 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

ABOLITION OF SERIES OF SHARES

OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of ING Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article VI, Section 6.2 and Article XI, Sections 11.2 and 11.4 of the Trust’s Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended, hereby abolish the ING MarketPro Portfolio, the ING MarketStyle Growth Portfolio, the ING MarketStyle Moderate Portfolio and the ING MarketStyle Moderate Growth Portfolio, and the establishment and designation thereof, there being no shares of such series currently outstanding.

Dated:  November 29, 2007

/s/ John V. Boyer	/s/ Sheryl K. Pressler
John V. Boyer, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Patricia W. Chadwick	/s/ David W.C. Putnam
Patricia W. Chadwick, as Trustee	David W.C. Putnam, as Trustee

/s/ J. Michael Earley	/s/ John G. Turner
J. Michael Earley, as Trustee	John G. Turner, as Trustee

/s/ R. Barbara Gitenstein	/s/ Roger B. Vincent
R. Barbara Gitenstein, as Trustee	Roger B. Vincent, as Trustee

/s/ Patrick W. Kenny
Patrick W. Kenny, as Trustee